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As filed with the Securities and Exchange Commission on December 7, 2004

Registration No. 333-119266

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2748530 (I.R.S. employer identification no.)
Adaptec, Inc. 691 S. Milpitas Blvd. Milpitas, California 95035 (408) 945-8600 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert N. Stephens
President and Chief Executive Officer
691 S. Milpitas Blvd.
Milpitas, California 95035
(408) 945-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel J. Winnike, Esq. Scott J. Leichtner, Esq. Melanie P. Grace, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, $0.001 par value(2)	500,000	$7.65	$3,825,000	$485(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sales prices for such stock as reported by The Nasdaq National Market on September 22, 2004.

(2)
This Registration Statement also covers rights to purchase shares of the Registrant's Series A Preferred Stock (the "Rights") that are attached to all shares of the Registrant's common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 7, 2004

PROSPECTUS

500,000 SHARES

COMMON STOCK

        This prospectus relates to the resale by International Business Machines Corporation of up to an aggregate of 500,000 shares of common stock of Adaptec, Inc. that are issuable upon the exercise of two warrants. We issued these warrants on June 29, 2004 and August 10, 2004 in connection with strategic transactions that we entered into with the selling stockholder. We will not receive any proceeds from the sale of shares offered by the selling stockholder. See "Selling Stockholder" and "Plan of Distribution."

        Our common stock is listed on the Nasdaq National Market under the symbol "ADPT." The shares of common stock to be offered under this prospectus will be sold as described under "Plan of Distribution." On December 6, 2004, the closing sale price of our common stock was $7.90 per share.

        Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 2, before investing in our common stock. When we use the terms "Adaptec," "we," "us," or "our," we are referring to Adaptec, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

Adaptec, Inc.

        We design, manufacture and market an end-to-end set of direct-attached and networked storage solutions that help organizations reliably move, manage and protect critical data and digital content. Our software and hardware solutions range from ASIC and RAID components to complete external storage arrays, and span SCSI, Serial Attached SCSI, Serial ATA, fibre channel and iSCSI technologies. We are focused on delivering cost-effective storage that is easy to manage for organizations of all sizes. Our products are sold through OEMs and distribution channel customers to enterprises, Internet service providers, small and midsize businesses, government agencies, VARs and retail consumers across geographically diverse markets.

        We were incorporated in California in 1981 and reincorporated in Delaware in 1988. Our principal executive offices are located at 691 South Milpitas Blvd., Milpitas, California 95035. Our telephone number is (408) 945-8600.

The Offering

        This prospectus relates to the sale of up to 500,000 shares of our common stock that are issuable upon the exercise of two outstanding warrants that we issued on June 29, 2004 and August 10, 2004 to International Business Machines Corporation, or IBM. We issued a warrant on June 29, 2004 in connection with the license and acquisition of IBM's i/p Series RAID component business to expand and enhance our RAID product offerings. We issued an additional warrant on August 10, 2004 in connection with a supply agreement that we entered into with IBM with respect to our external storage products. The prices at which IBM may sell the shares underlying the warrants will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder."

        IBM will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by IBM of the offered shares of common stock. We may receive proceeds from the exercise of the outstanding warrants by IBM, and any proceeds we receive from the exercise of these warrants will be used for our general corporate purposes.

RISK FACTORS

        Before you invest in any of our securities, you should be aware of various risks to which we may be subject, including those described below. The following lists the material risks and uncertainties, which may adversely affect our business, financial condition or results of operations. You should carefully consider these risks and uncertainties, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our securities. The risks and uncertainties set out below are not the only risks and uncertainties we face. If any of the material risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose part or all of your investment.

Our operating results have fluctuated in the past, and are likely to continue to fluctuate, and if our future results are below the expectations of investors or securities analysts, the market price of our common stock would likely decline significantly.

        Our quarterly operating results have fluctuated in the past, and are likely to vary significantly in the future, based on a number of factors related to our industry and the markets for our products. Factors that are likely to cause our operating results to fluctuate include those discussed in the risk factors below. In addition, in the first half of fiscal 2005, our operating results were materially affected by unusual charges, including the write-off of acquired in-process technology from the acquisition of the i/p Series RAID business from IBM and Snap Appliance.

        Our operating expenses are largely based on anticipated revenues, and a large portion of our expenses, including those related to rent and salaries, are fixed in the short term. As a result, lower than anticipated revenues for any reason could cause significant variations in our operating results from quarter to quarter.

        Due to the factors summarized above, and the other risks described in this section, we believe that you should not rely on period-to-period comparisons of our financial results as an indication of our future performance. In the event that our operating results fall below the expectations of market analysts or investors, the market price of our common stock could decline substantially.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable economic and market conditions.

        Adverse economic conditions in some markets have contributed to the slowdown in the information technology industry and may continue to impact our business, resulting in:

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  Reduced demand for our products as a result of a decrease in capital spending by our customers;

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  Increased price competition for our products;

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  Increased risk of excess and obsolete inventories;

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  Excess facilities and manufacturing capacity; and

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  Higher overhead costs as a percentage of revenues.

        Political turmoil in many parts of the world, including terrorist and military actions, may continue to put pressure on global economic conditions. If the conditions do not improve in affected markets, or if conditions deteriorate further, our business, operating results and financial condition may be adversely affected. We do not expect the trend of lower capital spending among our customers to reverse itself in the near term.

        Demand for our products would likely be negatively affected if demand in the server and network storage markets declines. Our business or operating results would be adversely affected by a decline in demand for our products. For example, demand in the server market declined slightly in fiscal 2002 and fiscal 2003, which contributed to a decline in our net revenues. It is difficult to predict future server sales growth, if any. In addition, other technologies may replace the technologies used in our existing products and the acceptance of our products using new technologies in the market may not be widespread, which could adversely affect our revenues.

Because our sales are made by means of standard purchase orders rather than long-term contracts, if demand for our customers' products declines or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us or reduce their levels of purchases from us.

        The volume and timing of orders received during a quarter are difficult to forecast. Our customers generally order based on their forecasts and they frequently encounter uncertain and changing demand for their products. If demand falls below such forecasts or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us. Our customers have from time to time in the past canceled or rescheduled shipments previously ordered from us, and we cannot assure you that they will not do so in the future. In addition, because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all. Historically, we have set our operating budget based on forecasts of future revenues because we do not have significant backlog. Because much of our operating budget is relatively fixed in the short-term, if revenues do not meet our expectations, then our financial results will be adversely affected.

We expect that the products we are developing for the network storage marketplace will be an important component of our future growth, and these products may not be accepted by the market or reach the market in a timely fashion.

        We believe that developing products for the network storage marketplace will be an important component of our future growth, and we have attempted to accelerate such product development efforts through acquisitions. For example, in July 2004, we acquired Snap Appliance, Inc., a provider of network-attached storage solutions, in February 2004, we acquired Elipsan, a network storage software provider, and in April 2003, we acquired Eurologic, a provider of external and networked storage solutions. The marketplace for advanced storage products is highly competitive. While we are focusing on solutions employing iSCSI technology for this market, other companies are also focusing on network storage solutions based on identified technologies that include, but are not limited to, iSCSI. As a result, our technology may never be broadly adopted. Even if iSCSI technology achieves broad market acceptance, our early technological advantage in this field may not afford us the advantages we had anticipated if such acceptance continues to be delayed. In addition, there are substantial risks that known and unknown challenges to successful deployment of our products, and of products incorporating our products, will cause delays in their reaching the market. If iSCSI technology and our network storage products, and our customers' products using our technology, do not achieve a broad level of market acceptance, or if we encounter substantial delays in entering the market, our growth will likely be impaired.

If we do not provide adequate support during our customers' design and development stage, or if we are unable to provide such support in a timely manner, we may lose revenues to our competition.

        Certain of our products are designed to meet our customers' specifications and, to the extent we are not able to meet these expectations in a timely manner or provide adequate support during our customers' design and development stage, our customers may choose to buy similar products from another company. If this were to occur we may lose revenues and market share to our competitors.

Our reliance on industry standards and technological changes in the marketplace may cause our net revenues to fluctuate or decline.

        The computer industry is characterized by various, evolving standards and protocols. We design our products to conform to certain industry standards and protocols such as the following:

  Technologies:

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    ATA

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    Serial ATA

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    Fibre channel

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    FireWire/1394

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    IPsec

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    iSCSI

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    PCI

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    PCI-X

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    PCI-Express

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    RAID

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    SCSI

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    Serial Attached SCSI

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    SMI-S

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    Ultra DMA

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    USB

  Operating Systems:

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    Linux

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    Macintosh

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    Netware

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    OS/2

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    UNIX

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    Windows

        If consumer acceptance of these standards declines, or if new standards emerge, and if we do not anticipate these changes and develop new products, these changes could adversely affect our business and financial results.

If we lose the cooperation of other hardware and software producers whose products are integral to ours, our ability to sustain or grow our revenues could be adversely affected.

        We must design our products to operate effectively with a variety of hardware and software products supplied by other manufacturers, including the following:

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  Microprocessors;

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  Peripherals; and

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  Operating system software.

        We depend on significant cooperation from these manufacturers to achieve our design objectives and develop products that operate successfully with their products. These companies could, from time to time, elect to make it more difficult for us to design our products for successful operability with their products. For example, if one or more of these companies were to determine that as a result of competition or other factors our technology or products would not be broadly accepted by the markets we target, these companies may no longer work with us to plan for new products and new generations of our products, which would make it more difficult to introduce products on a timely basis or at all. Further, some of these companies might decide not to continue to offer products that are compatible with our technology and our markets could contract. If any of these events were to occur, our revenue could be adversely affected.

Our dependence on new products may cause our net revenues to fluctuate or decline.

        Our future success significantly depends upon our completing and introducing enhanced and new products at competitive prices and performance levels in a timely manner. The success of new product introductions depends on several factors, including the following:

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  Designing products to meet customer needs;

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  Product costs;

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  Timely completion and introduction of new product designs;

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  Quality of new products;

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  Differentiation of new products from those of our competitors; and

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  Market acceptance of our products.

        Our product life cycles in each of our segments may be as brief as 12 months. As a result, we believe that we will continue to incur significant expenditures for research and development in the future. We may fail to identify new product opportunities and may not develop and bring new products to market in a timely manner. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive, or our targeted customers may not select our products for design or integration into their products. The failure of any of our new product development efforts could have an adverse effect on our business and financial results.

        We have introduced RAID-enabled products based on the next generation Serial ATA technology and delivered our products based on Serial Attached SCSI technology to certain major OEMs for testing and integration. We will not succeed in generating significant revenues from our new Serial ATA and Serial Attached SCSI technology products if the market does not adapt to these new technologies, which would, over time, adversely affect our net revenues and operating results.

If we are unable to compete effectively, our net revenues could be adversely affected.

        The markets for all of our products are intensely competitive and are characterized by the following:

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  Rapid technological advances;

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  Frequent new product introductions;

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  Evolving industry standards; and

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  Price erosion.

        Consequently, we must continue to enhance our products on a timely basis to keep pace with market demands. If we do not do so, or if our competition is more effective in developing products that meet the needs of our existing and potential customers, we may lose market share and not participate in the future growth of our target markets. For example, intense competition in the transition from products employing Ultra 160 technology to solutions employing Ultra 320 technology has adversely affected revenues from our SCSI products. Our future success will depend on the level of acceptance of our external storage products and products based on the next generation Serial ATA and Serial Attached SCSI technologies by new and existing customers. In addition, we expect that our future success will depend significantly on our ability to participate in the ongoing development of the network storage market in which we face intense competition from other companies that are also focusing on networked storage solutions.

        We cannot assure you that we will have sufficient resources to accomplish all of the following:

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  Satisfy any growth in demand for our products;

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  Make timely introductions of new products;

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  Compete successfully in the future against existing or potential competitors;

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  Provide OEMs with design specifications in a timely manner; and

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  Prevent price competition from eroding margins.

Costs associated with acquisitions or strategic alliances may adversely affect our results of operations, which could be exacerbated if we are unable to integrate the acquired companies, products or technologies.

        In the first quarter of fiscal 2005, we acquired the i/p Series RAID business from IBM, and in the second quarter of fiscal 2005, we acquired Snap Appliance, a provider of NAS solutions. In fiscal 2004, we acquired Elipsan, a network storage software provider, ICP vortex, a provider of a broad range of hardware and software RAID data protection solutions, and Eurologic, a provider of external and networked storage solutions. In addition, we enter into strategic alliances from time to time with other companies. For example, we entered into a technology licensing agreement with IBM in fiscal 2002. As part of our overall strategy, we may continue to acquire or invest in complementary companies, products or technologies and enter into strategic alliances with other companies. In order to be successful in these activities, we must:

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  Conduct acquisitions that are timely, relative to existing business opportunities;

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  Successfully prevail over competing bidders for target acquisitions at an acceptable price;

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  Invest in companies and technologies that contribute to the growth of our business;

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  Incorporate acquired operations into our business and maintain uniform standards, controls and procedures;

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  Retain the key employees of the acquired operation; and

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  Develop the capabilities necessary to exploit newly acquired technologies.

        The benefits of acquisitions or strategic alliances may prove to be less than anticipated and may not outweigh the costs reported in our financial statements. Completing any potential future acquisitions or strategic alliances could cause significant diversions of management time and resources. If we acquire new businesses, products or technologies in the future, we may be required to assume warranty claims or other contingent liabilities, including liabilities unknown at the time of acquisition, and amortize significant amounts of other intangible assets and, over time, recognize significant charges for impairment of goodwill, other intangible assets or other losses. If we consummate any potential future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership may be significantly diluted. If we proceed with any potential future acquisitions in which the consideration is cash, we may be required to use a substantial portion of our available cash. In addition, we may be required to invest significant resources in order to perform under a strategic alliance or to complete an acquisition, which could adversely affect our results of operations, at least in the short-term, even if we believe the strategic alliance or acquisition will benefit us in the long-term. We may not be successful in overcoming these risks or any other problems encountered in connection with these or other business combinations, investments or strategic alliances. These transactions may adversely affect our business, financial position and operating results.

Product quality problems could lead to reduced revenues and gross margins.

        We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software often contains "bugs" which can interfere with expected operations. We cannot assure you that our pre-shipment testing programs will be adequate to detect all defects which might interfere with customer satisfaction, reduce sales opportunities, or affect our gross margins if the cost of remedying the problems exceed reserves established for that purpose. An inability to cure a product defect could result in the failure of a product line, and withdrawal, at least temporarily, from a product or market segment, damage to our reputation, inventory costs, product reengineering expenses, and a material impact on revenues and margins.

If there is a shortage of components used in our customers' products, our sales may decline, which could adversely affect our results of operations and financial position.

        If our customers are unable to purchase certain components which are embedded into their products, their demand for our products may decline. For example, beginning in the fourth quarter of fiscal 2000, we experienced the impact of other companies' chip supply shortages, which reduced the demand for certain of our products. This negatively affected our revenues in the first half of fiscal 2001. Similar shortages of components used in our customers' products could adversely affect our net revenues and financial results in future periods.

The manufacture and introduction of our products is highly complex.

        We confront challenges in the manufacturing process that require us to:

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  Maintain a competitive manufacturing cost structure;

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  Implement the latest process technologies required to manufacture new products;

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  Exercise stringent quality control measures to ensure high yields;

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  Effectively manage inventory levels;

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  Effectively manage the subcontractors engaged in the wafer fabrication, test and assembly of products; and

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  Update equipment and facilities as required for leading edge production capabilities.

        We cannot assure you that problems with our manufacturing process may not occur in the future. If any such problems with our manufacturing process were to occur, we might not be able to meet the demands of our customers, which could harm our reputation, result in the loss of customers and adversely affect our net revenues and financial results in future periods.

We currently purchase all of the finished production silicon wafers used in our products from wafer suppliers, and if they fail to meet our manufacturing needs, it would delay our production and our product shipments to customers and negatively affect our operations.

        Independent foundries manufacture to our specifications all of the finished silicon wafers used for our products. We currently purchase finished production silicon wafers used in our products through our agreements with Taiwan Semiconductor Manufacturing Company, or TSMC, and IBM. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the following:

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  The availability of raw materials;

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  The availability of manufacturing capacity;

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  Transition to smaller geometries of semiconductor devices;

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  The level of contaminants in the manufacturing environment;

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  Impurities in the materials used; and

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  The performance of personnel and equipment.

        We cannot assure you that manufacturing problems may not occur in the future. A shortage of raw materials or production capacity could lead our wafer suppliers to allocate available capacity to other customers. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely deliveries would delay our production and our product shipments, and could have an adverse effect on our business and financial results. We expect that our wafer suppliers will continually seek to convert their processes for manufacturing wafers to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason the wafer suppliers we use are unable or unwilling to satisfy our wafer needs, we will be required to identify and qualify additional suppliers. Additional wafer suppliers may be unavailable, may take significant amounts of time to qualify or may be unable to satisfy our requirements on a timely basis.

If our manufacturing demand for silicon wafers falls below our projections, we may not be able to fully utilize our prepayments to TSMC, which could adversely affect our results of operations and financial position.

        From time to time, we have entered into "take or pay" contracts that have committed us to purchase specific wafer quantities over extended periods based on our projected needs. In addition, we have made advance payments to TSMC in order to secure guaranteed wafer capacity. If our demand for wafer units falls below our projections, we may not be able to fully utilize our advance payments. The unused portion of the advance payments may be impaired and written off as an asset impairment charge, which would adversely affect our financial results.

We depend on subcontractors, and if they fail to meet our manufacturing needs, it could delay shipments of our products and result in the loss of customers.

        We rely on subcontractors for the assembly and packaging of the integrated circuits included in our products and for the assembly and manufacturing of a portion of our systems products. We have no long-term agreements with our assembly and packaging subcontractors. We have, from time to time, used board subcontractors to better balance production runs and capacity. For example, we employ Quanta Computer, Inc. and Sanmina-SCI Corporation to manufacture certain Snap Appliance related products. We also employ Celestica, Inc. and Jabil Circuit, Inc. to manufacture products related to the IBM i/p Series RAID business. We cannot assure you these subcontractors will continue to be able and willing to meet our requirements for these components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, these subcontractors could delay shipments and result in the loss of customers or revenues, which could have an adverse effect on our financial results.

We depend on the efforts of our distributors, which if reduced, could result in a loss of sales of our products in favor of competitive offerings.

        We derived approximately 40% of our gross revenues for the first half of fiscal 2005 from independent distributor and reseller channels. Our financial results could be adversely affected if our relationships with these distributors or resellers were to deteriorate or if the financial condition of these distributors or resellers were to decline. Given the current economic environment, the risk of distributors and resellers going out of business has increased significantly.

        Our distributors generally offer a diverse array of products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling products from other suppliers. A reduction in sales efforts by our current distributors could adversely affect our business and financial results. Our distributors build inventories in anticipation of future sales, and if such sales do not occur as rapidly as they anticipate, our distributors will decrease the size of their product orders. If we decrease our price protection or distributor-incentive programs, our distributors may also decrease their orders from us. In addition, we have from time to time taken actions to reduce levels of products at distributors and may do so in the future. These actions may affect our net revenues and negatively affect our financial results.

We depend on a few key customers and the loss of any of them could significantly reduce our revenues.

        Historically, a small number of our customers has accounted for a significant portion of our revenues. During the first half of fiscal 2005, sales to the ten customers from which we received the greatest revenues accounted for approximately 72% of our total gross revenues. In addition, IBM represented 20% of our total net revenues in the first half of fiscal 2005, and Dell represented 12% of our total net revenues in the first half of fiscal 2005. We expect IBM to represent an even larger percentage of our total net revenues in future periods as a result of our acquisition of the IBM i/p Series RAID business and our recently announced supply agreement with IBM. We believe that our major customers continually evaluate whether or not to purchase products from alternate or additional sources. Additionally, customers' economic and market conditions frequently change. Accordingly, we cannot assure you that a major customer will not reduce, delay or eliminate its purchases from us, which would likely cause our revenues to decline. In addition, we do not carry credit insurance on our accounts receivables and any difficulty in collecting outstanding amounts due from our customers, particularly customers that place larger orders or experience financial difficulties, could adversely affect our revenues and our net income. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all.

We reorganized our business segments to be focused on customers and have planned significant system enhancements and improvements and these changes could adversely impact our business if not adequately managed and controlled.

        In the second quarter of fiscal 2005 and in response to the Snap Appliance acquisition in July 2004, we refined our internal organizational structure to operate in three segments: OEM, Channel and DSG. Whereas historically our former SSG and SNG segments each offered distinct products across our entire customer base, the new OEM and Channel segments will offer an integrated set of products to customers that are specific to the segment. The reorganization has placed demands on our management, operational and financial infrastructure. In addition, management is in the process of enhancing certain systems and processes, such as in the supply chain area. These system enhancements and improvements require expenditures and allocation of management resources. If these improvements are not implemented successfully, our ability to manage our new organization could be impaired. In addition, we may be required to incur additional expenditures to address these issues, which could harm our financial position.

If we do not meet our restructuring objectives, we may have to implement additional plans in order to reduce our operating costs and may, as a result, incur additional material restructuring charges.

        We have implemented several restructuring plans to reduce our operating costs, including in the first and second quarters of fiscal 2005, fiscal 2004 and fiscal 2003, and recorded related restructuring charges of $2.7 million, $4.3 million and $14.3 million in the first half of fiscal 2005, fiscal 2004 and fiscal 2003, respectively. The plans included primarily the reduction of our workforce and the consolidation of our manufacturing operations in Singapore. The goals of these plans were to support future growth opportunities, focus on investments that grow revenues and increase operating margins. If we do not meet our restructuring objectives, we may have to implement additional restructuring plans to reduce our operating costs, which could cause us to incur material restructuring charges. Further, these restructuring plans may not achieve the goals we had in implementing them due to such factors as significant costs or restrictions that may be imposed in some international locales on workforce reductions and a potential adverse effect on employee morale that could harm our efficiency and our ability to act quickly and effectively in the rapidly changing technology markets in which we sell our products.

Our operations depend on key personnel, the loss of whom could affect the growth and success of our business.

        In order to be successful, we must retain and motivate our executives, the general managers of our business segments, our principal engineers and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. Competition for experienced management, technical, marketing and support personnel remains intense. For example, we transitioned certain research and development efforts to India, where we have experienced significant competition in our efforts to attract and retain qualified engineers. In addition, with the exception of a few employees with whom we entered into employment agreements in connection with acquisition transactions, we do not have employment contracts with our key employees, including any of our executive officers. The loss of any of these key employees could have a significant impact on our operations. We also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to morale challenges posed by workforce reductions and general uncertainty.

Our international operations involve risks, and may be subject to political or other non-economic barriers to our being able to sell our products in certain countries, local economic conditions that reduce demand for our products among our target market, and potential disruption in the supply of necessary components.

        Many of our subcontractors are primarily located in Asia and we have sales offices and customers located throughout Europe, Japan and other countries. Our international operations and sales are subject to political and economic risks, including political instability, currency controls, changes in import/export regulations, tariffs and freight rates. In addition, because our primary wafer supplier, TSMC, is located in Taiwan, we may be subject to certain risks resulting from political instability in Taiwan, including conflicts between Taiwan and the People's Republic of China. These and other international risks could result in the creation of political or other non-economic barriers to our being able to sell our products in certain countries, create local economic conditions that reduce demand for our products among our target market or expose us to potential disruption in the supply of necessary components or otherwise adversely affect our ability to generate revenue and operate effectively.

We depend on third parties to transport our products.

        We rely on independent freight forwarders to move our products between manufacturing plants and our customers. Any transport or delivery problems because of their errors, or because of unforeseen interruptions in their activities due to factors such as strikes, political instability, terrorism, natural disasters and accidents, could adversely affect our business, financial condition and results of operations and ultimately impact our relationship with our customers.

If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which would adversely affect our financial results.

        Certain events or changes in circumstances would require us to assess the recoverability of the carrying amount of our long-lived assets. In fiscal 2004, we recorded an impairment charge of $5.0 million related to certain properties classified as held-for sale and a charge of $1.0 million relating to the decline in value of a minority investment. In fiscal 2003, we recorded an impairment charge of $1.5 million relating to the decline in value of minority investments. In fiscal 2002, we recorded impairment charges of $77.6 million relating to technology acquired in a prior acquisition and the decline in value of minority investments. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges which could adversely affect our financial results.

If actual results or events differ materially from those contemplated by us in making estimates and assumptions, our reported financial condition and results of operations for future periods could be materially affected.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Note 1 of the Notes to Consolidated Financial Statements in our Current Report on Form 8-K filed on September 24, 2004 describes the significant accounting policies essential to preparing our consolidated financial statements. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts and disclosures. Although we believe that our judgments and estimates are appropriate and correct, actual future results may differ materially from our estimates.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

        Although we actively maintain and defend our intellectual property rights, we may be unable to adequately protect our proprietary rights. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States. Because we conduct a substantial portion of our operations in Singapore and other locations outside of the United States and sell to a worldwide customer base, we are more dependent on our ability to protect our intellectual property in international environments than would be the case if a larger portion of our operations were domestic.

        Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business and ability to compete effectively. We have from time to time discovered counterfeit copies of our products being manufactured or sold by others. Although we have programs to detect and deter the counterfeiting of our products, significant availability of counterfeit products could reduce our revenues and damage our reputation and goodwill with customers.

Third parties may assert infringement claims against us, which may be expensive to defend and could divert our resources.

        From time to time, third parties assert exclusive patent, copyright and other intellectual property rights to our key technologies, and we expect to continue to receive such claims in the future. For example, we entered into a patent cross-license agreement with IBM in May 2000. Under this agreement, which was amended in March 2002, we received a release from infringement claims prior to January 1, 2000 and received the right to use certain of IBM's patents through June 30, 2007. In consideration, we are paying, in annual installments, an aggregate patent fee of $13.3 million, and we granted IBM a license to use all of our patents for the same period. The risks of our receiving additional claims from third parties may be enhanced in periods such as the one that we are currently entering where we are beginning to offer product lines employing new technologies relative to our existing products.

        We cannot assure you that third parties will not assert other infringement claims against us, directly or indirectly, in the future, that assertions by third parties will not result in costly litigation or that we would prevail in such litigation or be able to license any valid and infringed intellectual property from third parties on commercially reasonable terms. These claims may be asserted in respect of intellectual property that we own or that we license from others. In addition to claims brought against us by third parties, we may also bring litigation against others to protect our rights. Intellectual property litigation, regardless of the outcome, could result in substantial costs to us and diversion of our resources, and could adversely affect our business and financial results.

We may be subject to a higher effective tax rate that could negatively affect our results of operations and financial position.

        Our effective tax rate is benefited by a Singapore tax holiday relating to certain of our products. The tax holiday package, which is effective until fiscal 2010, provides that profits derived from certain products will be exempt from tax, subject to certain conditions. If we do not meet the conditions and requirements of the tax holiday in Singapore, our effective tax rate will increase, which would adversely affect our financial results. Additionally, we held $427.6 million of cash, cash equivalents and marketable securities at our subsidiary in Singapore at September 30, 2004. From time to time we may need to repatriate our cash from Singapore to the United States. If we do so, we could incur additional income taxes up to the combined United States Federal and state statutory rate of approximately 40% from the repatriation, which would negatively affect our results of operations and financial condition.

We may be required to pay additional federal income taxes which could negatively affect our results of operations and financial position.

        On December 15, 2000, we received a statutory notice of deficiency from the IRS with respect to our Federal income tax return for fiscal 1997. We filed a Petition with the United States Tax Court on March 14, 2001 contesting the asserted deficiencies and settlement agreements have been filed with the United States Tax Court on all but one issue. In addition, the IRS is currently auditing our Federal income tax returns for fiscal 1998 through fiscal 2001. We have settled all issues for fiscal 1998 and 1999 other than the rollover impact of any potential resolution on the remaining fiscal 1997 issue and tax credits that were generated but not used in subsequent years that may be carried back to fiscal 1998 and 1999. The fiscal 2000 and 2001 audit is ongoing. While we believe we have meritorious defenses against the asserted deficiencies and any proposed adjustments, and that sufficient taxes have been provided, we cannot predict the final outcome of these matters, and the final resolution could adversely affect our results of operations and financial position.

We may be engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management's time and attention.

        From time to time we are subject to litigation or claims that could negatively affect our business operations and financial position. Such disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management's time and attention, and could negatively affect our business operations and financial position.

We have entered into an expanded relationship with IBM and if we do not fulfill our responsibilities under this agreement, it could result in a loss of revenues.

        In the first quarter of fiscal 2005, we entered into an expanded relationship with IBM to supply external storage products. We may encounter challenges in fulfilling our responsibilities under this expanded relationship such as, timely completion and introduction of product designs to meet the specifications of IBM, quality of new products introduced, sales forecasting, material planning and inventory management to meet its demand forecast. If we are not successful in managing this relationship, product shipments could be delayed, which could result in delayed or lost revenues and customer dissatisfaction.

We finance our capital expenditure needs from operating cash flows and capital market financing, and if we need to seek additional financing, it may not be available on favorable terms.

        In order to finance strategic acquisitions, capital asset acquisitions and other general corporate needs, we rely, in part, on operating cash flows and capital markets. Historically, we have been able to access capital markets, but this does not necessarily guarantee that we will be able to access these markets in the future or at terms that are acceptable to us. The availability of capital in these markets is affected by several factors, including geopolitical risk, the interest rate environment and the condition of the economy as a whole. In addition, our own operating performance, capital structure and expected future performance impacts our ability to raise capital. We believe that our current cash, cash equivalents, short-term investments and future cash provided by operations will be sufficient to fund our needs for at least the next twelve months. However, if our operating performance falls below expectations, we may need additional funds, which may not be available on favorable terms, if at all.

We are exposed to fluctuations in foreign currency exchange rates.

        Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in non-United States currency exchange rates. These exposures may change over time as business practices evolve and could have an adverse impact on our financial results and cash flows. Historically, our exposures have related to non-dollar-denominated operating expenses in Europe and Asia. We began Euro-denominated sales to our distribution customers in the European Union in the fourth quarter of fiscal 2003. Additionally, we purchase a substantial portion of our raw materials and manufacturing equipment from foreign suppliers, and incur labor and other operating costs in foreign currencies, particularly in our Singapore manufacturing facility. An increase in the value of the dollar could increase the real cost to our customers of our products in markets outside the United States where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we must purchase components in foreign currencies.

We hold minority interests in privately held venture funds, and if these venture funds face financial difficulties in their operations, our investments could be impaired.

        We continue to hold minority interests in privately held venture funds. These investments are inherently risky because these venture funds invest in companies that may still be in the development stage or depend on third parties for financing to support their ongoing operations. In addition, the markets for the technologies or products of these companies are typically in the early stages and may never develop. If these companies do not have adequate cash funding to support their operations, or if they encounter difficulties developing their technologies or products, the venture funds' investment in these companies may be impaired, which in turn, could result in impairment of our investment in these venture funds.

Our spin-off of Roxio may have potential subsequent tax liabilities that could negatively affect our results of operations.

        Pursuant to our distribution of the Roxio, Inc. common stock, we received an opinion from PricewaterhouseCoopers LLP, or PwC, regarding the tax-free nature of the transaction to us and to our stockholders under Section 355 of the Internal Revenue Code. The validity of the PwC opinion relating to the qualification of the distribution as a tax-free transaction is subject to factual representations and assumptions. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. In addition, the opinion of PwC is not binding on the IRS. If Roxio or we fail to conform to the requirements set forth in the IRS regulations, it could cause the distribution to be taxable to us and to our stockholders, and our financial results could be adversely affected.

We may have potential business conflicts of interest with Roxio with respect to our past and ongoing relationships, and we may not resolve these conflicts on terms favorable to us.

        Conflicts of interest may arise between Roxio and us in areas relating to our past and ongoing relationship, including:

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  Tax, indemnification and other matters arising from the separation; and

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  Intellectual property matters.

        These and other business conflicts could adversely affect the growth of our business in the future.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

        Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, will increase our expenses as we evaluate the implications of new rules and devote resources to respond to the new requirements. The Sarbanes-Oxley Act mandates, among other things, that companies adopt new corporate governance measures and imposes comprehensive reporting and disclosure requirements, sets stricter independence and financial expertise standards for audit committee members and imposes increased civil and criminal penalties for companies, their chief executive officers and chief financial officers and directors for securities law violations. In particular, we expect to incur additional administrative expense as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our Independent Registered Public Accounting Firm to attest to, our internal control over financial reporting. We are in the process of completing the documentation of our controls and testing their effectiveness and expect that our management will be able to provide a favorable assessment and that our auditors will concur with this assessment. However, this evaluation and attestation process is new and neither our auditors nor we have significant experience with it, and we cannot be assured that our auditors and we will reach a favorable conclusion under Section 404. If our auditors or we fail to do so on a timely basis, investor confidence in us could be adversely affected and our results of operations could be adversely affected as we seek to address any shortcomings, and as a result our stock price could decline.

        In addition, The Nasdaq National Market, on which our common stock is listed, has also adopted comprehensive rules and regulations relating to corporate governance. These laws, rules and regulations have increased and will continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Further, our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficultly attracting and retaining qualified board members and executive officers, which would adversely affect our business.

We may encounter natural disasters, which could cause disruption to our employees or interrupt the manufacturing process for our products.

        Our operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenues and financial condition and increase our costs and expenses. Our corporate headquarters are located in California, near major earthquake faults. Additionally, our primary wafer supplier, TSMC, is located in Taiwan, which has experienced significant earthquakes in the past. A severe earthquake could cause disruption to our employees or interrupt the manufacturing process, which would affect TSMC's ability to supply wafers to us, which would negatively affect our business and financial results. The ultimate impact on us and our general infrastructure of being located near major earthquake faults is unknown, but our net revenues and financial condition and our costs and expenses could be significantly impacted in the event of a major earthquake.

Manmade problems such as computer viruses or terrorism may disrupt our operations and harm our operating results.

        Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. Any such event could have an adverse effect on our business, operating results, and financial condition. In addition, the effects of war or acts of terrorism could have an adverse effect on our business, operating results, and financial condition. In addition, as a multi-national company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

If we account for employee stock options using the fair value method, it could adversely impact our net income.

        There has been ongoing public debate whether stock options granted to employees should be treated as a compensation expense and, if so, how to properly value such charges. On March 31, 2004 and as subsequently amended, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, Share-Based Payment: an amendment of FASB statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees for fiscal years beginning after June 15, 2005 and subsequent reporting periods. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have significant and ongoing accounting charges. See Note 3 of Notes to Unaudited Condensed Consolidated Financial Statements

in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 for a more detailed presentation of accounting for stock-based compensation plans.

We may experience significant fluctuations in our stock price, which may, in turn, significantly affect the trading price of our convertible notes.

        Our stock has experienced substantial price volatility, particularly as a result of quarterly variations in our operating results, the published expectations of analysts, and as a result of announcements by our competitors and us. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many technology companies, in particular, and that have often been unrelated to the operating performance of such companies. In addition, the price of our securities may also be affected by general global, economic and market conditions, and the cost of operations in one or more of our product markets. While we cannot predict the individual effect that these factors may have on the price or our securities, these factors, either individually or in the aggregate, could result in significant variations in the price of our common stock during any given period of time. These fluctuations in our stock price also impact the price of our outstanding convertible securities and the likelihood of the convertible securities being converted into our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus or the documents incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "plan," intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements due to a variety of factors, including those described under "Risk Factors." All forward-looking statements speak only as of the date on the front cover of the applicable document. Neither we nor the selling stockholder undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by IBM. The aggregate exercise price for the warrants is approximately $3.8 million. If IBM exercises the warrants by paying cash, any proceeds we receive will be used for general corporate purposes. The warrants also contain a "net exercise" provision, pursuant to which IBM may elect to exercise either warrant without paying any cash. Pursuant to that provision, IBM will receive the number of shares of our common stock determined by multiplying the number of shares to which it would otherwise be entitled by a fraction. The numerator of the fraction will be the difference between (i) the current market price per share of our common stock on the date of exercise and (ii) the exercise price. The denominator of the fraction will be the current market price per share of our common stock.

SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, the number of shares being registered for sale by the selling stockholder as of the date of this prospectus and the number of shares of common stock known by us to be beneficially owned by the selling stockholder. The selling stockholder may sell an aggregate of 500,000 shares pursuant to this prospectus. All of these shares are issuable upon exercise of currently outstanding warrants to purchase common stock held by the selling stockholder. We issued the warrants to the selling stockholder in private transactions on June 29, 2004 and August 10, 2004. We issued a warrant on June 29, 2004 in connection with the acquisition of IBM's i/p Series RAID component business to expand and enhance our RAID product offerings. We issued an additional warrant on August 10, 2004 in connection with a supply agreement that we entered into with IBM with respect to our external storage products. The shares subject to the warrants were "restricted securities" under the Securities Act prior to this registration.

        We have assumed, for purposes of the table, that the selling stockholder acquires and then sells the maximum number of shares subject to the warrants. Each warrant contains a "net exercise" provision, pursuant to which the selling stockholder may elect to exercise the warrant without paying any cash. If either warrant is exercised pursuant to these provisions, the selling stockholder will acquire fewer shares than those indicated below.

        Based on 111,169,293 shares of our common stock outstanding as of November 5, 2004, the selling stockholder will beneficially own less than 1% of our outstanding common stock both prior to and after completion of the offering. The selling stockholder has not, or within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information in this section of the prospectus regarding share-ownership by the selling stockholder and material relationships of the selling stockholder is based on our records and on information provided to us as of November 5, 2004 by our transfer agent.

        The selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because the selling stockholder is not obligated to sell its shares, and because the selling stockholder may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Name	Shares of Common Stock Beneficially Owned Before the Offering	Total Shares That May be Offered by Selling Stockholder
International Business Machines Corporation	500,000	500,000

PLAN OF DISTRIBUTION

        The selling stockholder will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sale of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the warrants issued to the selling stockholder. However, the selling stockholder may resell all or a portion of its shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and confirm to the requirements of one of these exemptions.

Who may sell and applicable restrictions

        The selling stockholder may offer and sell shares with this prospectus directly to purchasers. The selling stockholder may donate or otherwise transfer its shares to any person so long as the transfer complies with applicable securities laws.

        The selling stockholder may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. In order to comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholder and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by it and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholder has advised us that, as of the date of this prospectus, it has not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of share with this prospectus.

Prospectus delivery

        A prospectus supplement or a post-effective amendment may be filed with the Securities and Exchange Commission to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from the selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that the selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then, to the extent required, we will file a supplement to this prospectus.

Manner of sales

        The selling stockholder will act independently of Adaptec in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold and then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

        The shares may be sold according to one or more of the following methods:

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  A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  Purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

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  Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  Pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

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  An exchange distribution under the rules of the exchange;

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  Face-to-face transactions between sellers and purchasers without a broker-dealer; and

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  By writing options.

Hedging Transactions

        In addition, the selling stockholder may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholder may, for example:

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  Enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

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  Sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

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  Write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;

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  Enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

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  Loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

        These options, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus.

Indemnification and contribution

        The selling stockholder and we have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholder may also agree on its own to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Suspension of this offering

        We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

        This prospectus relates to the sale of up to 500,000 shares of our common stock that are issuable upon the exercise of two outstanding warrants. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder."

        The selling stockholder will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We may receive proceeds from the exercise of the outstanding warrants by the selling stockholder and those proceeds will be used for our general corporate purposes.

LEGAL MATTERS

        The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K filed on December 7, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

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  Annual Report on Form 10-K for the year ended March 31, 2004, except for Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Item 8,"Financial Statements and Supplementary Data" that are incorporated by reference from our Current Report on Form 8-K filed December 7, 2004 referenced below;

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  Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

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  Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

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  Current Report on Form 8-K filed on December 7, 2004, which includes amended and restated Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Item 8, "Financial Statements and Supplementary Data";

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  Current Report on Form 8-K filed on December 6, 2004;

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  Current Report on Form 8-K filed on September 24, 2004;

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  Current Report on Form 8-K filed on July 14, 2004;

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  Current Report on Form 8-K filed on July 2, 2004; and

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  Items 1 and 2 of our registration statement on Form 8-A filed July 20, 1992 pursuant to the Exchange Act and Exhibit 4.1 to Amendment No. 5 of our registration statement on Form 8-A filed March 20, 2001 amending our Form 8-A filed May 11, 1989.

        Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        In addition, for so long as any of the shares of common stock subject to this prospectus remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the

Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

        Requests for documents should be directed to Investor Relations, Adaptec, Inc., 691 S. Milpitas Blvd., Milpitas, California 95035, telephone number (408) 945-8600. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

500,000 Shares of Common Stock

PROSPECTUS

                       , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling stockholder's expenses related to this offering, except that the selling stockholder will pay any applicable broker's commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$485
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Printing and engraving fees and expenses	10,000
Miscellaneous	515

Total	$51,000

ITEM 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

        As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

  •
  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights conferred in the bylaws are not exclusive.

        We have entered into Indemnity Agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain directors' and officers' liability insurance.

ITEM 16. Exhibits.

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
4.01	Certificate of Incorporation of the Registrant filed with Delaware Secretary of State on November 19, 1997(1)
4.02	Bylaws of the Registrant(2)
4.03	Stock Purchase Warrant, dated June 29, 2004, issued to International Business Machines Corporation*
4.04	Stock Purchase Warrant, dated August 10, 2004, issued to International Business Machines Corporation*
5.01	Opinion of Fenwick & West LLP*
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)*
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24.01	Power of Attorney (see signature page)*

*
Previously filed

(1)
Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 1998.

(2)
Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K as filed with the Commission on June 14, 2004.

ITEM 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 7, 2004.

ADAPTEC, INC.
By:	/s/ ROBERT N. STEPHENS Robert N. Stephens, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT N. STEPHENS Robert N. Stephens	President, Chief Executive Officer and Director (principal executive officer)	December 7, 2004
/s/ MARSHALL L. MOHR Marshall L. Mohr	Vice President, Chief Financial Officer (principal financial and accounting officer)	December 7, 2004
/s/ CARL J. CONTI* Carl J. Conti	Chairman	December 7, 2004
/s/ LUCIE J. FJELDSTAD* Lucie J. Fjeldstad	Director	December 7, 2004
/s/ JOSEPH S. KENNEDY* Joseph S. Kennedy	Director	December 7, 2004
/s/ ILENE H. LANG* Ilene H. Lang	Director	December 7, 2004
Robert J. Loarie	Director
/s/ D. SCOTT MERCER* D. Scott Mercer	Director	December 7, 2004
/s/ DR. DOUGLAS E. VAN HOUWELING* Dr. Douglas E. Van Houweling	Director	December 7, 2004

*By:	/s/ MARSHALL L. MOHR Marshall L. Mohr Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
4.01	Certificate of Incorporation of the Registrant filed with Delaware Secretary of State on November 19, 1997(1)
4.02	Bylaws of the Registrant(2)
4.03	Stock Purchase Warrant, dated June 29, 2004, issued to International Business Machines Corporation*
4.04	Stock Purchase Warrant, dated August 10, 2004, issued to International Business Machines Corporation*
5.01	Opinion of Fenwick & West LLP*
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)*
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24.01	Power of Attorney (see signature page)*

*
Previously filed

(1)
Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 1998.

(2)
Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K as filed with the Commission on June 14, 2004.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. Other Expenses of Issuance and Distribution.
  ITEM 15. Indemnification of Directors and Officers.
  ITEM 16. Exhibits.
  ITEM 17. Undertakings.
SIGNATURES
EXHIBIT INDEX